Exhibit 10.6

Option - 2

GREEN MOUNTAIN COFFEE ROASTERS, INC.

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of [•] (the “Grant Date”) by and between Green Mountain Coffee Roasters, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the terms of the Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).

Participant:	<<Participant Name>>

Grant Date:	<<Grant Date>>

Expiration Date:	<<Expiration Date>> (the “Expiration Date”)

Exercise Price per Share:	$<<[•]>> (the “Exercise Price”)

Number of Shares of Stock Subject to the Option:	<<[•]>>

Type of Option:	Nonqualified Stock Option

Vesting Schedule:

Subject to Section 4 of this Agreement, the Option will vest according to the following schedule:

•                  25% of the Option will vest on the first anniversary of the Grant Date;

•                  25% of the Option will vest on the second anniversary of the Grant Date;

•                  25% of the Option will vest on the third anniversary of the Grant Date; and

•                  25% of the Option will vest on the fourth anniversary of the Grant Date.

1.              Grant of Option.

1.1                Grant; Type of Option.  The Company hereby grants to the Participant an award (the “Award”) consisting of an option to purchase, pursuant the terms provided in this Agreement and the Plan, up to the total number of shares of Stock (“Shares”) set forth above, at the Exercise Price set forth above (the “Option”).  The Option is intended to be, and is hereby designated, a nonqualified Stock Option, that is, a Stock Option that does not qualify as an incentive stock option under Section 422.

1.2                Expiration.  The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

2.              Award Subject to Plan.  The Award is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  Except as otherwise specifically stated herein, in the event of any conflict between this Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the meanings ascribed to them in the Plan.  For purposes of this Agreement, “Employer” means the entity (the Company or the Affiliate) that employs the Participant on the applicable date.

3.              Rights as Shareholder; Limits on Transfer, Exercise.  The Participant will not have any rights of a shareholder with respect to the Option or underlying Shares (including any voting rights or rights with respect to dividends) unless and until and only to the extent the Option is exercised and is settled by the issuance of Shares.  Neither the Option nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant except upon the Participant’s death to a beneficiary designated in writing by the Participant in accordance with procedures established by the Administrator, or if none, to the person to whom the Option passes by will or the laws of descent and distribution.  The Option is exercisable during the Participant’s lifetime only by him or her.  In the event that the Option is exercised by a person other than the Participant in the event of the Participant’s death or disability, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of such person to exercise the Option.

4.              Vesting Periods; Vesting; Effect of Termination of Employment.

4.1                The Option, unless earlier terminated or forfeited as provided herein or in the Plan, will have four (4) vesting periods, each starting on the Grant Date and ending on an anniversary of the Grant Date, either the first, second, third or fourth anniversary thereafter (each, a “Vesting Period” or collectively, “Vesting Periods”).  Provided that the Participant remains in continuous Employment through the applicable vesting date, the Option will become vested and exercisable with respect to twenty-five percent (25%) of the Shares set forth above on each anniversary of the Grant Date described above (each, a “Vesting Date”) until the Option is one hundred percent (100%) vested and exercisable on the last Vesting Date, that is, the fourth anniversary of the Grant Date.

4.2                Notwithstanding the foregoing vesting schedule, and subject to compliance with Section 11, the following provisions will apply:

(a)             Termination upon Participant’s Death.  If the Participant’s Employment terminates as a result of the Participant’s death, any then unvested portion of the Option will immediately vest and become exercisable as of the date of the Participant’s death, and the Option will remain exercisable until the earlier of (i) the date that is one year following the date of the Participant’s death, or (ii) the Expiration Date.

(b)             Termination upon Participant’s Retirement.  If a Retirement-Eligible Participant’s Employment terminates for any reason other than death, disability (within the meaning of Section 4.2(e) of this Agreement) or a termination for Cause (“Retirement”), any then unvested portion of the Option will immediately vest and become exercisable as of the date of the Participant’s Retirement.  The vested portion of the Option will remain exercisable until the earlier of (i) the date that is two (2) years following the date of the Participant’s Retirement or (ii) the Expiration Date.  For purposes of this Agreement, a Participant will be considered a “Retirement-Eligible Participant” from and after the earliest date, if any, on which the Participant either (i) is at least fifty-five (55) years of age and has at least fifteen (15) years of service with the Company or any Affiliate (counting service with any Affiliate only during such periods as it is an Affiliate of the Company, except as the Administrator may otherwise determine) (“retirement-eligibility service”), or (ii) is at least sixty (60) years of age and has at least five (5) years of retirement-eligibility service.

(c)              Termination upon Participant’s Involuntary Termination Not-for-Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates as a result of the Participant’s involuntary termination not-for-Cause, any portion of the Option that is vested as of the date of such termination of Employment will remain exercisable until the earlier of (i) the date that is one (1) year following the date of such termination of the Participant’s Employment or (ii) the Expiration Date.  In the event of such a termination of Employment, the portion, if any, of the Option that is unvested as of the date of such termination will immediately vest and become exercisable in an amount equal to (A) the product obtained by multiplying (x) the total number of Shares subject to the Option under this Agreement by (y) a fraction, the numerator of which is the number of days in the period beginning on the Grant Date and ending on the six-month anniversary of the date of such termination of Employment, and the denominator of which is the number of days in the period beginning on the Grant Date and ending on the fourth anniversary of the Grant Date, minus (B) the number of underlying Shares that have vested pursuant to the vesting schedule set forth in Section 4.1 as of the date of termination; and the portion of the Option that becomes so vested in accordance with this sentence will thereafter remain exercisable for the period of time set forth above in this Section 4.2(c).  Any portion of the Option that does not vest after application of the preceding sentence will be immediately forfeited upon the date of such termination without any payment or consideration due by the Company or any Affiliate.

(d)             Termination upon Participant’s Voluntary Termination or for Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates due to the Participant’s voluntary termination or if the Employment of the Participant (whether or not a Retirement-Eligible Participant) is terminated by the Company for Cause, (i) any then unvested portion of the Option will be immediately forfeited upon the date of such termination without any payment or consideration due by the Company, and (ii) the portion, if any, of the Option that is vested on the date of such termination will remain exercisable until the earlier of (A) the date that is 90 days following the date of such termination, or (B) the Expiration Date.  For purposes of this Agreement, other than Section 4.2(f) and the definition of “Qualifying Termination,” “Cause” has the meaning, if any, ascribed to it in an employment agreement between the Participant and the Employer in effect on the date the Participant terminates Employment, or if no such definition exists, means any or any combination of the following: (i) commission by the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Employer gives written notice to the Participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Employer that is materially injurious to the Employer.

(e)              Vesting due to Disability.  If the Participant becomes disabled, any then unvested portion of the Option will immediately vest and become exercisable as of the date the Participant becomes disabled, and the Option will remain exercisable until the earlier of (i) the date that is one (1) year following the date the Participant became disabled, or (ii) the Expiration Date.  For purposes of this Agreement, a Participant will be considered “disabled” at such time as the Administrator determines that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than three (3) months under an Employer long-term disability plan.

(f)               Change in Control.  In the event the Participant experiences a “Qualifying Termination” as defined in the Company’s 2008 Change-in-Control Severance Benefit Plan as amended from time to time and as in effect on the date of termination (the “CIC Severance Plan”), any then unvested portion of the Option will become fully vested and exercisable in accordance with the terms of the CIC Severance Plan.

5.              Manner of Exercise.

5.1                Election to Exercise.  To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or disability, the Participant’s beneficiary, administrator, heir or legatee, as the case may be) must (a) deliver to the Company a notice of intent to exercise in the manner designated by the Administrator; or (b) if the Participant is not subject to Section 16 of the Securities Exchange Act of 1934, as amended, elect to exercise the Option through use of the on-line service designated by the Company.

5.2                Payment of Exercise Price.  The entire Exercise Price of the portion of the Option being exercised will be payable in full at the time of exercise in the manner or manners provided below, to the extent permitted by applicable statutes and regulations:

(a)             in cash or by certified or bank check (denominated in USD) at the time the Option is exercised;

(b)             by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with a fair market value on the date of delivery equal to the Exercise Price due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares that have a fair market value on the date of attestation equal to the Exercise Price due for the number of Shares being acquired and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation shares;

(c)              through a “cashless exercise program” established with a broker acceptable to the Administrator;

(d)             by any combination of the foregoing methods; or

(e)              in any other form of legal consideration that may be acceptable to the Administrator.

Notwithstanding the foregoing, if the Participant is resident or employed outside the United States, the Administrator may require payment in a particular or different method of exercise, may allow the Participant to exercise the Option only by means of a cashless exercise (either a cashless “sell all” exercise and/or a cashless “sell to cover” exercise) as it shall determine in its sole discretion, or may require the Participant to sell any Shares immediately or within a specified period following termination of Employment (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

6.              Settlement.  Subject to Section 7 hereof, provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company will issue Shares registered in the name of the Participant or the Participant’s authorized beneficiary (or estate, as applicable, in the event of the Participant’s death), and will deliver certificates representing the shares with the appropriate legends affixed thereto.

7.              Tax Liability; Withholding.

7.1                Regardless of any action the Company or Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and that the Company and Employer:

(a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.

7.2                Prior to the issuance of Shares upon the exercise of the Option, the Company and Employer will have the right to deduct from any compensation paid to the Participant pursuant to this Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the Option, and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes.  The Administrator may permit the Participant to satisfy any withholding obligation for Tax-Related Items by any or any combination of the following means:

(a)             tendering a cash payment;

(b)             authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise of the Option; provided, however, that no Shares will be withheld with a value exceeding the minimum amount of tax required to be withheld by law (as determined by the Administrator in good faith and in its sole discretion);

(c)              delivering to the Company previously owned and unencumbered Shares; or

(d)             selling a sufficient number of whole Shares issued upon exercise of the Option having an aggregate value that would satisfy any withholding obligation.

In the event the withholding requirements are not satisfied through the methods described herein, no Shares will be issued in settlement of an Option exercise unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Participant with respect to the payment of any Tax-Related Items.  If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  By accepting this Option grant, the Participant expressly consents to the withholding methods as provided for hereunder.  All other Tax-Related Items related to the Option and any Shares are the Participant’s sole responsibility.

7.3                The Award is intended to be exempt from Section 409A, and will be construed and interpreted in a manner that is consistent with the foregoing intent.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement either are exempt from or comply with Section 409A, and in no event will the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

8.              Compliance with Law; Repatriation.

8.1                The Award granted hereunder, the exercise of the Option and the issuance and transfer of Shares is contingent upon and subject to compliance by the Company and the Participant with all applicable requirements of federal, state and non-U.S. securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed.  In the event such requirements are not met, the Award may be declared null and void and the Participant will not have any claims against the Company or any Affiliate to receive any payment or other benefits in lieu of the Award.  Further, no Shares will be issued or transferred unless and until any then applicable requirements of federal, state and non-U.S. laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

8.2                As a condition of this Award, the Participant agrees to repatriate all payments attributable to the Option in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of Employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and Employer, as may be required to allow the Company and Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of Employment, if different).  Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of Employment, if different).

9.              Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Option and participation of the Participant in the Plan.  The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan.  As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and its Affiliates hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options, units or any other entitlement to Shares (or cash) awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of Employment, if different).  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and its Affiliates will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares (or cash) on the Participant’s behalf to a broker, escrow agent or other third party with whom the Participant may elect to deposit any Shares (or cash) acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (e) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Option will be null and void).  The Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

10.       Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.       Non-competition and Non-solicitation.

11.1         In consideration of the Award, the Participant agrees and covenants not to, without the explicit written permission of the Company’s General Counsel:

(a)             work for, be employed or engaged by, or in any manner contribute his or her knowledge or services to, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity, any entity engaged in the same or similar business as the Company and its Affiliates, during the Participant’s Employment and for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused);

(b)             directly or indirectly, solicit, hire, recruit, attempt to solicit, hire or recruit, or otherwise induce the termination of Employment of any employee of the Company or its Affiliates, or assist any other person or entity to do any of the foregoing, during the Participant’s Employment and for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused); or

(c)              directly or indirectly, solicit, contact (including, but not limited to, by e-mail, regular mail, express mail, telephone, fax, or instant message), attempt to contact or meet with any of the then current customers of the Company or any of its Affiliates for purposes of offering, accepting or delivering any goods or services similar to or competitive with those currently offered by the Company or any of its Affiliates, or known by the Participant to be in development by the Company or any of its Affiliates, during the Participant’s Employment and for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused).

11.2         In the event of a breach of any of the covenants contained in Section 11.1:

(a)             any unvested portion of the Option will be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan; and

(b)             the Participant hereby consents and agrees that the Company will be entitled to a temporary restraining order and preliminary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, and to an award of its reasonable attorney’s fees incurred in securing such relief.  The aforementioned equitable relief will be in addition to, and not in lieu of, any legal remedies, monetary damages or other available forms of relief.

11.3         Provisions of this Agreement will survive any termination of this Agreement or the expiration of the Option if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Participant under this Section 11 and the provisions of Section 12 below.

12.       Recovery of Compensation.  The Option, any Shares issued or delivered hereunder and any gains realized or other amounts in respect of the Option will be subject to recoupment by the

Company to the extent required to comply with applicable laws, rules or regulations, the rules of the stock exchange on which the Stock is traded and/or any Company clawback policy, as may be in effect and amended, from time to time.

13.       Notices.  Any notice required to be delivered to the Company under this Agreement will be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices.  Any notice required to be delivered to the Participant under this Agreement will be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.       Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

15.       Interpretation.  Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or the Company to the Administrator for review.  The resolution of such dispute by the Administrator will be final and binding on the Participant and the Company.

16.       Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors or administrators.

17.       Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

18.       Nature of the Award.  By entering into this Agreement and accepting the Award, the Participant acknowledges that:

(a)                                 the Plan is established voluntarily by the Company, is discretionary and may be modified, suspended or terminated by the Company, in its sole discretion, at any time as provided in the Plan;

(b)                                 the grant of this Award is a discretionary one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards;

(c)                                  all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the form of awards, the number of Shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company;

(d)                                 the Participant’s participation in the Plan is voluntary;

(e)                                  the value of this Award is an extraordinary item which is outside the scope of the Participant’s employment contract, if any;

(f)                                   this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, welfare, insurance, pension or retirement benefits or similar payments;

(g)                                  the future value of the Shares subject to this Award is unknown and cannot be predicted with certainty and if the Participant exercises a vested Option, the value of the underlying Shares may increase or decrease;

(h)                                 neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise;

(i)                                     neither the Plan, this Award nor the issuance of Shares will (1) confer upon the Participant any right to continue in the employ of (or any other relationship with) the Employer, (2) alter in any way the Participant’s current Employment relationship with the Employer, or (3) limit in any respect the right of the Employer to terminate the Participant’s Employment or other relationship with the Employer;

(j)                                    in the event that the Participant is not a direct employee of the Company, the grant of this Award will not be interpreted to form an Employment relationship with the Company; and furthermore, the grant of this Award will not be interpreted to form an employment contract with the Employer, the Company or any Affiliate.  For the avoidance of doubt, language relating to termination for “Cause” or “not-for-Cause” pertains solely to the opportunity to be granted Awards and vest in or exercise the Option as provided in this Agreement, and does not require the Company of Employer to establish “Cause” for the termination of the Participant’s Employment;

(k)                                 in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of the Participant’s Employment or service (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(l)                                     in the event of termination of the Participant’s Employment or service (whether or not in breach of local labor laws), the Participant’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active Employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Participant’s Employment or service (whether or not in breach of local labor laws), the Participant’s right to vest in the Option after such termination, if any, will be measured by the date of termination of the Participant’s active Employment or service and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed or providing service for purposes of the Option;

(m)                             neither the Company nor any Affiliate is providing any tax, legal or financial advice, nor is the Company or any Affiliate making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares; and

(n)                                 the Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or the Option.

19.       Amendment.  The Administrator has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment will adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

20.       Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.       Private Placement.  If the Participant is resident and/or employed outside of the United States, the Award is not intended to be a public offering of securities in the Participant’s country of residence (and country of Employment, if different).  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Award is not subject to the supervision of the local securities authorities.

22.       English Language.  If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English.  If the Participant has received this Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

23.       Addendum.  Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of Employment, if different), as set forth in the applicable Addendum to this Agreement.  Further, if the Participant transfers residence and/or Employment to another country reflected in an Addendum to this Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Administrator determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Award and the Plan (or the Administrator may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  Any applicable Addendum shall constitute part of this Agreement.

24.       Additional Requirements.  The Administrator reserves the right to impose other requirements on the Award, any payment made pursuant to the Award, and the Participant’s participation in the Plan, to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Award and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.       Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed and delivered this Agreement effective as of the date and year first above written.

GREEN MOUNTAIN COFFEE
ROASTERS, INC.

By:
Linda Longo-Kazanova
Chief Human Resources Officer

PARTICIPANT

By:	SIGNED BY ELECTRONIC SIGNATURE
<<Participant Name>>

THE PARTICIPANT MUST ELECTRONICALLY ACCEPT THIS AWARD WITHIN NINETY (90) DAYS AFTER THE GRANT DATE.  IF THE AWARD IS NOT ACCEPTED BY THE NINETIETH (90TH) DAY AFTER THE GRANT DATE, IT WILL BE DEEMED REJECTED AND THE AWARD WILL BE NULL AND VOID.

BY ELECTRONICALLY ACCEPTING THE AWARD, THE PARTICIPANT AGREES THAT (i) SUCH ACCEPTANCE CONSTITUTES THE PARTICIPANT’S ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) THE PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE ADDENDUM; (iii) THE PARTICIPANT HAS REVIEWED THE PLAN, THE AGREEMENT AND THE ADDENDUM IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE ADDENDUM; (iv) THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR THE PARTICIPANT’S COUNTRY, IF APPLICABLE; AND (v) THE PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN, THE AGREEMENT AND THE ADDENDUM

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ADDENDUM TO

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

The Option is subject to the following additional terms and conditions as set forth in this addendum to the Agreement (the “Addendum”) to the extent the Participant resides and/or is employed in one of the countries addressed herein.  To the extent the Participant transfers residence and/or Employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent the Administrator determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations, or to facilitate the operation and administration of the Award and the Plan (or the Administrator may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

AUSTRALIA

1.                                      Shareholder Approval Requirement.  To the extent the Participant is an individual whose termination benefits are subject to Sections 200 to 200J of the Corporations Act 2001, the Option is contingent upon the Company’s satisfaction of the shareholder approval requirements thereunder.  To the extent the Company does not or is unable to satisfy such requirements, the Option will be null and void, and the Participant will not have any claims against the Company to receive any payment or other benefits in lieu of the Option.

2.                                      Right to Exercise.  Notwithstanding anything in the Agreement or the Plan to the contrary, if the Option vests when the fair market value per share of Stock is equal to or less than the Exercise Price, the Participant may not exercise the vested Option.  The vested Option may be exercised only starting on the business day following the first day on which the fair market value per share of Stock exceeds the Exercise Price of the Option.  For the avoidance of doubt, this provision also applies to any Option held by a Participant who transfers to Australia after the Option is granted, as determined by the Administrator in its sole discretion.

CANADA

1.                                      Exercise Procedures - No Payment with Previously Acquired Shares.  Notwithstanding any provision in the Agreement or the Plan to the contrary, if the Participant is resident in Canada, the Participant may not tender Shares that the Participant previously acquired to pay the Exercise Price or any Tax-Related Items in connection with the Option (i.e., the Participant may not use a “stock swap” exercise method).

2.                                      Use of English Language.  If the Participant is a resident of Quebec, by accepting the Award, the Participant acknowledges and agrees that it is the Participant’s wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais. Si le Participant est un résident du Québec, en acceptant l’Attribution, le Participant reconnaît et accepte avoir requis que le Contrat, la présente Annexe, ainsi que tous autres documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente Attribution soient rédigés en anglais.

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